Exhibit 99.1
News Release
[LOGO OF MELLON]

MEDIA:	ANALYSTS:	Corporate Affairs
Ken Herz	Steve Lackey	One Mellon Center
(412) 234-0850	(412) 234-5601	Pittsburgh, PA 15258-0001
Ron Sommer	Andy Clark
(412) 236-0082	(412) 234-4633

FOR IMMEDIATE RELEASE

MELLON’S SECOND-QUARTER RESULTS REFLECT SOLID CORE BUSINESS
SECTORS PERFORMANCE, SPECIAL LOAN LOSS PROVISION
— Contribution to EPS from core sectors up 5% compared to second quarter of 2001 —

PITTSBURGH, July 16, 2002—Mellon Financial Corporation (NYSE: MEL) today announced second quarter 2002 net income of $109 million, or 25 cents per share, and income from continuing operations of $106 million, or 24 cents per share. These results included a special provision for credit losses of 23 cents per share associated in large part with credit exposure related to customers that have been associated with recent allegations of accounting irregularities. Income from continuing operations totaled $211 million, or 47 cents per share, in the first quarter of 2002, and $118 million, or 25 cents per share, in the second quarter of 2001.

Results in the second quarter of 2002 reflect the weakness in the economy and the equity markets that has been exacerbated by a lack of investor confidence. The equity markets at June 30, 2002, as measured by the Standard and Poor’s 500 Index, decreased 13.7 percent compared with March 31, 2002 and decreased 19.2 percent compared with June 30, 2001. However, despite the negative economic and equity market factors, the Corporation’s core business sectors continue to perform well. Core business sector net income of $201 million, which excludes non-core sector activity and the special provision for credit losses, was $1 million higher than in the first quarter of 2002 but down from $207 million in the second quarter of 2001 reflecting the weaker equity and foreign exchange markets. Core business sectors’ contribution to earnings per share of 45 cents per share was equal to the first quarter of 2002 and up 5 percent compared to the second quarter of 2001, despite lower net income, as lower average diluted shares more than offset the impact of weaker markets.

Financial Highlights	Quarter ended				Six months ended
(dollar amounts in millions, except per share amounts; returns are annualized)	June 30, 2002	March 31, 2002	June 30, 2001(a)		June 30, 2002	June 30, 2001 (a)

Continuing operations:
Diluted earnings per share	$.24	$.47	$.25		$.71	$.69
Income from continuing operations	$106	$211	$118		$317	$334
Return on equity	12.6%	24.8%	12.8%		18.8%	17.5%

Net income:
Diluted earnings per share	$.25	$.48	$.17		$.73	$.76
Net income	$109	$216	$79		$325	$370
Return on equity	13.0%	25.4%	8.5%		19.3%	19.3%

Fee revenue as a percentage of fee and net interest revenue (FTE)	86%	86%	85%	(b)	86%	85%	(b)
Trust and investment fee revenue as a percentage of fee and net interest revenue (FTE)	70%	70%	68%	(b)	70%	67%	(b)
Efficiency ratio	70%	70%	65%	(b)	70%	65%	(b)

S&P 500 Index at period end	990	1,147	1,224

(a)
Results for the second quarter and first six months of 2001 exclude the after-tax impact of the amortization of goodwill from purchase acquisitions of $16 million, or 4 cents per share and $33 million, or 7 cents per share, respectively for continuing operations, and $24 million, or 5 cents per share and $51 million, or 10 cents per share, respectively, on a net income basis. See page 20 for additional information.

(b)	Ratios were calculated excluding the venture capital fair market value adjustments shown in the table on page 19.

Mellon Reports Earnings
July 16, 2002

“I am pleased that our core business sectors continue to perform reasonably well and that earnings excluding the special provision met Street expectations, but believe the special provision for credit exposure is appropriate in view of the continuing difficult and uncertain environment,” said Martin G. McGuinn, Mellon chairman and chief executive officer. “The key elements of our long-term strategy—a growing and balanced array of asset management and corporate and institutional services businesses—are consistent with our fundamental strengths as a company and over the long term will deliver superior returns to our shareholders.

“In view of the current crisis of confidence in business, I want to state unequivocally that we are committed to the highest standards of comprehensive and transparent financial disclosure. Management well understands its responsibility to report our results accurately,” Mr. McGuinn added.

The Corporation also declared a quarterly common stock dividend of 12 cents per share. This cash dividend is payable on Thursday, August 15, 2002, to shareholders of record at the close of business on Wednesday, July 31, 2002.

As a result of several previously completed significant divestitures discussed further on page 19, the Corporation is reporting its financial results using the discontinued operations method of accounting. In accordance with generally accepted accounting principles, earnings, assets and liabilities of the discontinued businesses are shown separately in the income statement and balance sheet, respectively, for all periods presented. Accordingly, all information in this earnings release, including all supplemental information, reflects continuing operations unless otherwise noted.

Second Quarter 2002 Financial Data—Continuing Operations:

As discussed on page 20, amortization of goodwill was discontinued in January 2002. For comparability purposes, income statement and related ratio comparisons exclude goodwill amortization in 2001.

•	The contribution of the Corporation’s core business sectors to earnings per share was unchanged compared with the first quarter of 2002, and increased 5 percent over the second quarter of 2001.

•
Return on equity totaled 12.6 percent in the second quarter of 2002. Excluding the special provision for credit losses, return on equity totaled 24.6 percent, compared with 24.8 percent in the first quarter of 2002 and 22.5 percent in the second quarter of 2001, excluding the second quarter 2001 venture capital fair market value adjustments.

•
Fee revenue totaled 86 percent of fee and net interest revenue, unchanged from the first quarter of 2002 and up from 85 percent in the second quarter of 2001, excluding the second quarter 2001 fair value adjustments of venture capital investments. Trust and investment fee revenue totaled 70 percent of fee and net interest revenue, unchanged from the first quarter of 2002 and up from 68 percent in the second quarter of 2001, excluding the second quarter 2001 venture capital fair market value adjustments.

•
Excluding the impact of acquisitions, the effect of performance fees, and the second quarter 2001 venture capital fair market value adjustments, fee revenue decreased 1 percent (unannualized) compared to the first quarter of 2002, and increased 1 percent compared to the prior-year period. Excluding the impact of acquisitions and the effect of performance fees, trust and investment fee revenue increased 1 percent (unannualized) compared to the first quarter of 2002, and 1 percent compared to the second quarter of 2001, primarily from net business growth.

Mellon Reports Earnings
July 16, 2002

•
Assets under management totaled $588 billion at June 30, 2002, compared with $610 billion at March 31, 2002 and $546 billion at June 30, 2001, with assets under management, administration or custody totaling approximately $2.8 trillion at June 30, 2002. Assets managed by subsidiaries and affiliates outside the United States totaled $79 billion at June 30, 2002. The equity markets at June 30, 2002, as measured by the Standard and Poor’s 500 Index, decreased 13.7 percent compared with March 31, 2002 and decreased 19.2 percent compared with June 30, 2001.

•
Excluding the impact of acquisitions, and the 2001 amortization of goodwill, operating expense decreased 1 percent (unannualized) in the second quarter of 2002 compared with the first quarter of 2002 and increased 6 percent compared with the second quarter of 2001.

•
The provision for credit losses totaled $160 million in the second quarter of 2002, and included a special provision associated in large part with credit exposure related to customers that have been associated with recent allegations of accounting irregularities. The provision for credit losses totaled $4 million and $1 million respectively, in the first quarter of 2002 and second quarter of 2001. Nonperforming assets totaled $176 million, or 1.79 percent of total loans and net acquired property at June 30, 2002, compared with $75 million, or .79 percent at March 31, 2002, and $128 million, or 1.34 percent at June 30, 2001. The $101 million increase compared with March 31, 2002, resulted from the addition to nonperforming status of $100 million of loans to WorldCom, Inc.

•
The Corporation repurchased 7.2 million common shares during the second quarter of 2002 at an average share price of $38.30. Share repurchases in the first six months of 2002 totaled 14.3 million shares at a purchase price of $539 million for an average share price of $37.70 per share. Since Jan. 1, 1999, the Corporation’s common shares outstanding have been reduced by 88.7 million shares, or 16.9 percent, net of reissuances, due to stock repurchases totaling $4.4 billion, at an average share price of $37.36 per share. At June 30, 2002, an additional 8.1 million shares were available for repurchase under a 25 million share repurchase program authorized by the board of directors in November 2001.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and affluent individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources services and treasury services. Mellon has approximately $2.8 trillion in assets under management, administration or custody, including $588 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

Prerecorded comments from Michael A. Bryson, chief financial officer, regarding second-quarter 2002 earnings and Mellon’s outlook for the third-quarter 2002 and full-year 2002 will be available beginning at approximately 1:30 p.m. EDT on Tuesday, July 16, 2002, through 5 p.m. EDT on Tuesday, July 23, 2002. These comments and a series of graphics can be accessed via the Internet (audio and slides) at www.mellon.com, or by telephone at (412) 236-5385 (audio portion only). Mr. Bryson’s comments and information contained in the related slides may include additional forward-looking or other material information.

Note:  Detailed supplemental financial information follows.

Mellon Reports Earnings
July 16, 2002

Core Business Sectors

The Corporation’s business sectors reflect its management structure, the characteristics of its products and services, and the customers to which those products and services are delivered. Lines of business that offer similar or related products and services to common or similar customer decision makers have been combined into six core business sectors.

As a result of repositioning actions taken to sharpen its strategic focus and the January 2002 acquisition of Unifi Network, the Corporation’s core business sectors are divided into two overall reportable groups—Asset Management and Corporate & Institutional Services. The Asset Management group is comprised of the Institutional Asset Management, Mutual Funds and Private Wealth Management sectors. The Corporate & Institutional Services group is comprised of the Asset Servicing, Human Resources Services and Treasury Services sectors.

Quarterly Summary	% of Core Sector Revenue			% of Core Sector Income Before Taxes (a)			Pretax Operating Margin (a)
	2Q02	1Q02	2Q01	2Q02	1Q02	2Q01	2Q02	1Q02	2Q01

Asset Management	38%	39%	40%	47%	49%	48%	36%	37%	42%
Corporate & Institutional Services	62%	61%	60%	53%	51%	52%	25%	25%	30%

Total Core Business Sectors	100%	100%	100%	100%	100%	100%	30%	30%	35%

(a)	Excludes amortization of intangibles.

Year-to-date Summary	% of Core Sector Revenue		% of Core Sector Income Before Taxes (a)		Pretax Operating Margin (a)
	YTD02	YTD01	YTD02	YTD01	YTD02	YTD01

Asset Management	39%	40%	48%	47%	36%	40%
Corporate & Institutional Services	61%	60%	52%	53%	25%	30%

Total Core Business Sectors	100%	100%	100%	100%	30%	34%

(a)	Excludes amortization of intangibles.

Contribution To Earnings Per Share From Total Core Business Sectors (in millions, except per
share amounts)	2Q02	1Q02	Growth (b)	2Q02	2Q01	Growth	YTD02	YTD01	Growth

Net Income (a)	$201	$200	1%	$201	$207	(3)%	$401	$402	-%
Contribution to EPS (a)	$.45	$.45	—%	$.45	$.43	5%	$ .90	$ .83	8%

(a)	Results for 2001 exclude the impact of the amortization of goodwill from purchase acquisitions.
(b)	Unannualized.

Contribution To Earnings Per Share From Total Core Business Sectors—Five-Quarter Trend
(in millions, except per share amounts)	2Q02	1Q02	4Q01	3Q01	2Q01

Net Income (a)	$201	$200	$193	$195	$207
Contribution to EPS (a)	$.45	$.45	$.41	$.41	$.43

(a)	Results for 2001 exclude the impact of the amortization of goodwill from purchase acquisitions.

Mellon Repots Earnings
July 16, 2002

Core Business Sectors—Quarterly data

(dollar amounts in millions, presented on an FTE basis)

Sector	Total Revenue			Income Before Taxes			Return on Equity
	2Q02	1Q02	2Q01 (a)	2Q02	1Q02	2Q01 (a)	2Q02	1Q02	2Q01 (a)
Asset Management:
Institutional Asset Management	$131	$147	$124	$22	$30	$41	24%	33%	48%
Mutual Funds	143	143	129	57	59	56	34	36	38
Private Wealth Management	135	137	122	69	66	59	82	84	70

Total Asset Management Sectors	409	427	375	148	155	156	43	47	50

Corporate & Institutional Services:
Asset Servicing	192	180	185	58	52	75	32	29	42
Human Resources Services	273	274	189	17	22	20	16	21	31
Treasury Services	212	202	189	95	88	76	23	22	22

Total Corporate & Institutional Services Sectors	677	656	563	170	162	171	25	23	29

Total Core Business Sectors	$1,086	$1,083	$938	$318	$317	$327	31%	31%	36%

(a)	Results for 2001 exclude the impact of the amortization of goodwill from purchase acquisitions.

Core Business Sectors—Year-to-date data

(dollar amounts in millions, presented on an FTE basis)

Sector	Total Revenue		Income Before Taxes		Return on Equity
	YTD02	YTD01 (a)	YTD02	YTD01 (a)	YTD02	YTD01 (a)
Asset Management:
Institutional Asset Management	$278	$246	$52	$76	28%	46%
Mutual Funds	286	258	116	106	35	37
Private Wealth Management	272	240	135	117	83	68

Total Asset Management Sectors	836	744	303	299	45	48

Corporate & Institutional Services:
Asset Servicing	372	366	110	148	31	42
Human Resources Services	547	367	39	38	18	30
Treasury Services	414	367	183	148	22	21

Total Corporate & Institutional Services Sectors	1,333	1,100	332	334	24	28

Total Core Business Sectors	$2,169	$1,844	$635	$633	31%	35%

(a)	Results for 2001 exclude the impact of the amortization of goodwill from purchase acquisitions.

Mellon Reports Earnings
July 16, 2002

Asset Management

The Corporation’s Asset Management Group consists of those lines of business which offer investment management and wealth management services to corporations, institutions and affluent individuals aggregated into three business sectors—Institutional Asset Management, Mutual Funds and Private Wealth Management. Institutional Asset Management is comprised of Mellon Institutional Asset Management, which consists of 13 individual asset management companies or joint ventures offering a broad range of equity, fixed income and liquidity management products; and Mellon Global Investments, which distributes investment management products internationally. Mutual Funds consists of all the activities associated with the Dreyfus/Founders complex of mutual funds. Private Wealth Management consists of investment management, wealth management and private banking services for affluent individuals, including the activities of Mellon United National Bank in Florida.

2Q 2002 vs. 1Q 2002 (unannualized)	Total Revenue Growth	Operating Expense Growth	Income Before Taxes Growth

Institutional Asset Management	(11)%	(7)%	(29)%
Mutual Funds	1%	2%	—%
Private Wealth Management	(2)%	(4)%	2%

Total Asset Management	(4)%	(3)%	(5)%

2Q 2002 vs. 2Q 2001 (a)	Total Revenue Growth		Operating Expense Growth		Income Before Taxes Growth
	Reported	Ex. Acquisitions (b)	Reported	Ex. Acquisitions (b)

Institutional Asset Management	6%	(12)%	31%	(1)%	(46)%
Mutual Funds	12%		17%		5%
Private Wealth Management	10%		8%		13%

Total Asset Management	9%	3%	20%	7%	(5)%

(a)	Results for 2001 exclude the impact of the amortization of goodwill from purchase acquisitions.
(b)	Excludes the impact of acquisitions.

YTD 2002 vs. YTD 2001 (a)	Total Revenue Growth		Operating Expense Growth		Income Before Taxes Growth
	Reported	Ex. Acquisitions (b)	Reported	Ex. Acquisitions (b)

Institutional Asset Management	13%	(5)%	33%	1%	(31)%
Mutual Funds	11%		12%		10%
Private Wealth Management	13%		11%		15%

Total Asset Management	12%	6%	20%	8%	1%

(a)	Results for 2001 exclude the impact of the amortization of goodwill from purchase acquisitions.
(b)	Excludes the impact of acquisitions.

Results for the Asset Management Group compared with the first quarter of 2002 reflect a 4% decline in revenue, primarily due to a seasonal decline in performance fees. Excluding the effect of performance fees, which are included in the Institutional Asset Management sector, revenue declined 1% as weakness in the

Mellon Reports Earnings
July 16, 2002

equity markets was nearly offset by business growth. Expenses for the group were well controlled, declining 3%. The equity market levels as represented by the S&P 500 Index, decreased 13.7% compared with March 31, 2002.

Results for the Asset Management Group compared with the second quarter of 2001 were impacted by the July 2001 acquisition of Standish Mellon Asset Management, which is included in the Institutional Asset Management sector. For the Asset Management Group overall, excluding the impact of Standish, revenue and expenses increased 3% and 7%, respectively, resulting in a 5% reduction in income before taxes. Revenue for the Mutual Fund sector increased 12% due to higher long term asset levels and significantly higher institutional money market assets as shown in the table on page 11. The Private Wealth Management sector continued to show strong growth in revenue year-over-year of 10% and expense growth of 8%, resulting in year-over-year growth in income before taxes of 13%. However, the results for the group were negatively impacted by the weak equity markets as revenue in the Institutional Asset Management sector, excluding the impact of Standish, declined 12%. The S&P 500 Index, at June 30, 2002, was down 19.2% compared with June 30, 2001.

Corporate & Institutional Services

The Corporation’s Corporate & Institutional Services Group consists of those lines of business which offer trust and custody and related services as well as services for investment managers; human resources consulting and outsourcing services; and treasury related services to large corporations, institutions and government and other not-for-profit entities. Those lines of business have been aggregated into three business sectors—Asset Servicing, Human Resources Services and Treasury Services. Asset Servicing includes institutional trust and custody, foreign exchange, securities lending, back office outsourcing for investment managers, and substantially all of the Corporation’s joint ventures. Human Resources Services includes benefits consulting and administrative services for employee benefit plans, and shareholder and securities transfer services. Treasury Services includes global cash management, large corporate relationship banking, insurance premium financing, commercial real estate lending, corporate finance and derivative products, securities underwriting and trading, international banking and the activities of Mellon 1st Business Bank in California.

2Q 2002 vs. 1Q 2002 (unannualized)	Total Revenue Growth	Operating Expense Growth	Income Before Taxes Growth

Asset Servicing	7%	4%	13%
Human Resources Services	—%	2%	(26)%
Treasury Services	5%	3%	8%
Total Corporate & Institutional Services	3%	3%	5%

Mellon Reports Earnings
July 16, 2002

2Q 2002 vs. 2Q 2001 (a)	Total Revenue Growth		Operating Expense Growth		Income Before Taxes Growth
	Reported	Ex. Acquisitions (b)	Reported	Ex. Acquisitions (b)

Asset Servicing	3%	(3)%	21%	6%	(22)%
Human Resources Services	44%	3%	51%	7%	(14)%
Treasury Services	13%		5%		24%

Total Corporate & Institutional Services	20%	4%	29%	6%	(1)%

(a)	Results for 2001 exclude the impact of the amortization of goodwill from purchase acquisitions.
(b)	Excludes the impact of acquisitions.

YTD 2002 vs. YTD 2001 (a)	Total Revenue Growth		Operating Expense Growth		Income Before Taxes Growth
	Reported	Ex. Acquisitions (b)	Reported	Ex. Acquisitions (b)

Asset Servicing	1%	(5)%	20%	6%	(26)%
Human Resources Services	49%	2%	54%	6%	4%
Treasury Services	13%		6%		23%

Total Corporate & Institutional Services	21%	4%	31%	6%	(1)%

(a)	Results for 2001 exclude the impact of the amortization of goodwill from purchase acquisitions.
(b)	Excludes the impact of acquisitions.

Results for the Corporate & Institutional Services Group for the second quarter of 2002 compared with the first quarter of 2002 reflected good revenue growth in the Asset Servicing and Treasury Services sectors of 7% and 5%, respectively, as well as good expense management, resulting in income before taxes growth of 5% for the Corporate & Institutional Services Group overall. In accordance with the Corporation’s management accounting reporting practices, credit quality expense for the core sectors reflects net credit losses, not the provision for credit losses. As such, the special second quarter 2002 provision for credit losses is not included in the Treasury Services sector results.

Results for the second quarter of 2002 compared with the second quarter of 2001 were impacted by the Unifi acquisition in the Human Resources Services sector and by the November 2001 acquisition of Eagle Investment Systems in the Asset Servicing Sector. Excluding the impact of these acquisitions, revenue and expenses grew 4% and 6%, respectively, for the Corporate & Institutional Services sector overall, (3)% and 6%, respectively, for Asset Servicing and 3% and 7%, respectively, for Human Resources Services, while income before taxes for Corporate & Institutional Services overall decreased 1%.

Mellon Reports Earnings
July 16, 2002

Noninterest Revenue

	Quarter ended				Six months ended
(dollar amounts in millions, unless otherwise noted)	June 30, 2002	March 31, 2002	June 30, 2001 (a)		June 30, 2002	June 30, 2001 (a)

Trust and investment fee revenue:
Investment management	$355	$370	$332		$725	$656
Human resources services (b)	264	269	183		533	353
Institutional trust and custody	149	136	123		285	247

Total trust and investment fee revenue	768	775	638		1,543	1,256
Cash management revenue	71	68	61		139	114
Foreign currency and securities trading revenue	43	39	47		82	102
Financing-related revenue	38	34	38		72	78
Equity investment revenue	(5)	21	(146)		16	(140)
Other	8	6	13		14	18

Total fee and other revenue	923	943	651		1,866	1,428
Gains on sales of securities	—	—	—		—	—

Total noninterest revenue	$923	$943	$651		$1,866	$1,428

Fee revenue as a percentage of fee and net interest revenue (FTE)	86%	86%	85%	(c)	86%	85%	(c)
Trust and investment fee revenue as a percentage of fee and net interest revenue (FTE)	70%	70%	68%	(c)	70%	67%	(c)

Market value of assets under management at period end (in billions)	$588	$610	$546
Market value of assets under administration or custody at period end (in billions)	$2,213	$2,324	$2,295

S&P 500 Index at period end	990	1,147	1,224

(a)
In January 2002, the Corporation began to record customer expense reimbursements as revenue in accordance with a FASB staff announcement. The Corporation had historically reported expense reimbursements as a reduction of expenses. Prior period amounts have been reclassified.

(b)
Amounts do not necessarily agree with those presented in Business Sectors on page 5, which include net interest revenue (expense) and revenue transferred between sectors under revenue transfer agreements. Additionally, sector amounts are reported on a fully taxable equivalent basis.

(c)	Ratios exclude the $140 million pre-tax venture capital fair value adjustments.
Note:  For analytical purposes, the term “fee revenue,” as utilized throughout this earnings release, is defined as total noninterest revenue less gains on the sales of securities.

Fee revenue

Fee revenue of $923 million in the second quarter of 2002 decreased $20 million from the first quarter of 2002, primarily due to a seasonal decline in performance fees. Excluding the effect of trust and investment performance fees, which are primarily recorded in the fourth and first quarters each year, fee revenue decreased 1% (unannualized) compared with the first quarter of 2002, as higher trust and investment fee revenue, financing-related revenue, foreign currency and securities trading revenue and cash management revenue were offset by lower equity investment revenue. The equity markets at June 30, 2002, as measured by the S&P 500 Index, decreased 13.7% compared to March 31, 2002, while a key bond market benchmark, the Lehman Brothers Long-Term Government Bond Index, increased 6.1% compared to March 31, 2002.

Mellon Reports Earnings
July 16, 2002

Fee revenue of $923 million in the second quarter of 2002, when compared with the second quarter of 2001, was impacted by acquisitions, primarily the July 2001 acquisition of Standish Mellon Asset Management, the November 2001 acquisition of Eagle Investment Systems and the January 2002 acquisition of Unifi Network, performance fees, and the second quarter 2001 $140 million fair market value venture capital adjustments. Excluding these items, fee revenue increased 1% in the second quarter of 2002, compared with the second quarter of 2001, reflecting higher trust and investment revenue and higher cash management revenue. Excluding the effect of acquisitions and performance fees, trust and investment fee revenue increased 1% in the second quarter of 2002 compared with the second quarter of 2001, reflecting the impact of business growth offset in part by a decline in the equity markets. The equity markets at June 30, 2002, as measured by the S&P 500 Index, decreased 19.2% compared with June 30, 2001, while a key bond market benchmark, the Lehman Brothers Long-Term Government Bond Index, increased 9.2% compared to June 30, 2001.

	2nd Qtr. 2002 over 1st Qtr. 2002	2nd Qtr. 2002 over 2nd Qtr. 2001	Six Mo. 2002 over Six Mo. 2001
Fee revenue growth (a)	(unannualized)	(annualized)	(annualized)

Trust and investment fee revenue growth	1%	1%	2%

Total fee revenue growth	(1)%	1%	2%

(a)	Excludes the effect of acquisitions, performance fees and the second quarter 2001 fair market value venture capital adjustments.

Investment management fee revenue

	Quarter ended			Six months ended
(in millions)	June 30, 2002	March 31, 2002	June 30, 2001	June 30, 2002	June 30, 2001

Managed mutual funds (a):
Equity funds	$69	$70	$75	$139	$150
Money market funds	78	76	60	154	111
Bond and fixed-income funds	35	35	31	70	61
Nonproprietary	9	8	8	17	16

Total managed mutual funds	191	189	174	380	338
Institutional	84	99	77	183	157
Private clients	80	82	81	162	161

Total investment management fee revenue	$355	$370	$332	$725	$656

(a)
Net of quarterly mutual fund fees waived and fund expense reimbursements of $10 million, $10 million and $6 million at June 30, 2002, March 31, 2002, and June 30, 2001, respectively. Net of year-to-date fees waived and fund expense reimbursements of $20 million and $13 million at June 30, 2002, and June 30, 2001.

Excluding the effect of performance fees, investment management fee revenue was down $2 million in the second quarter of 2002 compared with the first quarter of 2002. Performance fees totaled $4 million in the second quarter of 2002, compared with $17 million in the first quarter of 2002 and $7 million in the second quarter of 2001.

Investment management fee revenue, when compared to the second quarter of 2001, was impacted primarily by the Standish Mellon acquisition. Revenue from Standish Mellon is primarily included in institutional

Mellon Reports Earnings
July 16, 2002

investment management fee revenue in the table. Excluding the impact of the acquisition, investment management fee revenue increased 2% in the second quarter of 2002 compared with the second quarter of 2001. This increase primarily resulted from increased revenue relating to money market and bond and fixed-income mutual funds.

Mutual fund management fees are based upon the daily average net assets of each fund. The average net assets of proprietary mutual funds managed in the second quarter of 2002 were $199 billion, up $4 billion, or 2% from $195 billion in the first quarter of 2002, and up $40 billion, or 25%, from $159 billion in the second quarter of 2001. These increases primarily resulted from increases in average net assets of institutional taxable money market funds. Proprietary equity funds averaged $46 billion in the second quarter of 2002, a decrease of $1 billion, or 3%, compared with $47 billion in the first quarter of 2002, and a decrease of $4 billion, or 9%, compared with $50 billion in the second quarter of 2001.

Market value of assets under management, administration or custody at period end
(in billions)	June 30, 2002		March 31, 2002	Dec. 31, 2001	Sept. 30, 2001	June 30, 2001

Mutual funds managed:
Equity funds	$43		$48	$47	$43	$51
Money market funds	123		121	111	93	92
Bond and fixed-income funds	26		26	26	27	22
Nonproprietary	21	(a)	24	24	22	25

Total mutual funds managed	213		219	208	185	190
Institutional (b)	326	(a)	339	334	316	306
Private clients	49		52	50	46	50

Total market value of assets under management	$588		$610	$592	$547	$546

Market value of assets under administration or custody (c)(d)	$2,213		$2,324	$2,082	$2,077	$2,295

Total market value of assets under management, administration or custody	$2,801		$2,934	$2,674	$2,624	$2,841

S&P 500 Index at period end	990		1,147	1,148	1,041	1,224

(a)
At June 30, 2002, the combined market values of $21 billion of nonproprietary mutual funds and $326 billion of institutional assets managed, by asset type, were as follows: $97 billion equities, $30 billion balanced, $74 billion fixed income, $93 billion money market, (which includes securities lending assets of $48 billion); and $53 billion in overlay and global fixed-income products, for a total of $347 billion.

(b)
Includes assets managed at Pareto Partners of $35 billion at June 30, 2002, $34 billion at March 31, 2002, $33 billion at Dec. 31, 2001, $28 billion at Sept. 30, 2001, and $29 billion at June 30, 2001. The Corporation has a 30% equity interest in Pareto Partners.

(c)
Includes $326 billion of assets at June 30, 2002; $304 billion of assets at March 31, 2002; $289 billion of assets at Dec. 31, 2001; $276 billion of assets at Sept. 30, 2001; and $299 billion of assets at June 30, 2001, administered by CIBC Mellon Global Securities Services, a joint venture between the Corporation and the Canadian Imperial Bank of Commerce.

(d)
Assets administered by the Corporation under ABN AMRO Mellon, a strategic alliance of the Corporation and ABN AMRO, included in the table above, were $166 billion at June 30, 2002; $139 billion at March 31, 2002; $130 billion at Dec. 31, 2001; $118 billion at Sept. 30, 2001; and $123 billion at June 30, 2001.

As shown in the table above, the market value of assets under management was $588 billion at June 30, 2002, a $22 billion, or 4% (unannualized), decrease from $610 billion at March 31, 2002. The $588 billion of assets managed were comprised as follows: 34% equities; 20% fixed income; 30% money market; 9%

Mellon Reports Earnings
July 16, 2002

overlay and global fixed-income products; and 7% securities lending cash collateral. As shown in the table below, the decrease was primarily due to the declining equity markets, as long-term net inflows of $4 billion were offset by short-term outflows.

Changes in market value of assets under management (in billions)	Second quarter 2002	June 30, 2001 to June 30, 2002

Market value of assets under management at beginning of period	$610	$546
Net inflows (a):
Long-term	4	7
Short-term	(3)	28

Total net inflows (b)	1	35
Net market depreciation (a)	(23)	(35)
Acquisitions	—	42

Market value of assets under management at end of period	$588	$588

(a)	Estimated.
(b)	Represents less than 1% and 6% of beginning balance, respectively.

Human Resources Services fee revenue

Human Resources Services fee revenue decreased 2% (unannualized), compared with the first quarter of 2002 and, excluding the effect of acquisitions, decreased 1% compared with the second quarter of 2001.

Institutional trust and custody fee revenue

Institutional trust and custody fee revenue, excluding securities lending revenue, increased 6% (unannualized) compared to the first quarter of 2002 and, also excluding the effect of acquisitions, increased 11% compared to the second quarter of 2001, reflecting the impact of business growth. Securities lending revenue totaled $24 million in the second quarter of 2002, compared with $19 million in the first quarter of 2002 and $31 million in the second quarter of 2001.

Other fee revenue categories

Cash management fee revenue increased $3 million, or 4% (unannualized), compared with the first quarter of 2002, and $10 million, or 17%, in the second quarter of 2002, compared with the second quarter of 2001. These increases primarily resulted from higher volumes of electronic and lockbox services. Cash management revenue does not include revenue from customers holding compensating balances on deposits in lieu of paying cash fees. The earnings on the compensating balances are recognized in net interest revenue.

Foreign currency and securities trading revenue increased $4 million, or 11% (unannualized), compared with the first quarter of 2002 and decreased $4 million, or 10%, in the second quarter of 2002, compared with the second quarter of 2001. The increase compared to the first quarter of 2002 was primarily due to higher levels of market volatility and client volumes.

Financing-related and equity investment revenue totaled $33 million in the second quarter of 2002, compared with $55 million in the first quarter of 2002 and $32 million in the second quarter of 2001, excluding the fair value adjustment of venture capital investments. Financing-related revenue, which primarily includes loan commitment fees; letters of credit and acceptance fees; gains or losses on loan sales; and gains or losses on lease residuals increased $4 million, or 15%, compared with the first quarter of 2002

Mellon Reports Earnings
July 16, 2002

and was flat in the second quarter of 2002 compared with the second quarter of 2001. Equity investment revenue, which includes realized and unrealized gains and losses on venture capital and non-venture capital investments, decreased $26 million compared with the first quarter of 2002 and improved by $1 million in the second quarter of 2002, compared with the second quarter of 2001, excluding the second quarter 2001 venture capital fair value adjustments. The decrease compared to the first quarter of 2002 was primarily due to the write-down of publicly held investments in the venture capital portfolio and lower equity security gains. Revenue from venture capital investments totaled $(6) million in the second quarter of 2002, compared with $5 million in the first quarter of 2002, and $(2) million in the second quarter of 2001, excluding the fair value adjustment of $(140) million.

Fee revenue for the first six months of 2002 totaled $1.866 billion, a $438 million increase compared with the first six months of 2001. Fee revenue in the first six months of 2002 was positively impacted by acquisitions, most notably the July 2001 acquisition of Standish Mellon and the January 2002 acquisition of Unifi Network. Excluding the acquisitions, performance fees and the second quarter 2001 fair value adjustment of venture capital investments, fee revenue for the first half of 2002 increased 2% compared with the first half of 2001, due to higher trust and investment fee revenue and cash management fees, offset in part by lower foreign currency and securities trading revenue.

Net Interest Revenue

	Quarter ended			Six months ended
(dollar amounts in millions)	June 30, 2002	March 31, 2002	June 30, 2001	June 30, 2002	June 30, 2001

Net interest revenue (FTE)	$156	$158	$138	$314	$280
Net interest margin (FTE)	2.76%	2.91%	2.61%	2.84%	2.52%

Average money market investments	$2,128	$2,536	$2,331	$2,331	$2,515
Average trading account securities	748	689	379	718	371
Average securities	9,982	9,464	8,513	9,725	8,611
Average loans	9,662	9,079	10,068	9,372	10,175
Funds allocated to discontinued operations	246	474	33	360	777

Average interest-earning assets	$22,766	$22,242	$21,324	$22,506	$22,449

Note: FTE denotes presentation on a fully taxable equivalent basis.

Net interest revenue on a fully taxable equivalent basis decreased $2 million compared with the first quarter of 2002 and increased $18 million in the second quarter of 2002 compared with the second quarter of 2001. The increase compared with the second quarter of 2001 reflected lower funding costs as well as a higher level of interest-earning assets. Average interest-earning assets increased $1.4 billion compared with the second quarter of 2001, due to higher levels of securities and trading account securities.

Net interest revenue on a fully taxable equivalent basis increased $34 million in the first six months of 2002 compared with the prior-year period, reflecting lower funding costs.

Mellon Reports Earnings
July 16, 2002

Operating Expense

(dollar amounts in millions)	Quarter ended			Six months ended
	June 30, 2002	March 31, 2002	June 30, 2001 (a)	June 30, 2002	June 30, 2001 (a)

Staff expense	$458	$476	$366	$934	$734
Professional, legal and other purchased services	94	83	78	177	153
Net occupancy expense	60	63	53	123	105
Equipment expense	53	56	35	109	73
Amortization of goodwill	—	—	18	—	36
Amortization of other intangible assets	4	3	1	7	3
Other expense	91	91	76	182	146

Total operating expense	$760	$772	$627	$1,532	$1,250

Efficiency ratio, excluding amortization of goodwill in 2001 (b)	70%	70%	65%	70%	65%

(a)
In January 2002 the Corporation began to record customer expense reimbursements as revenue in accordance with a FASB staff announcement. The Corporation had historically reported expense reimbursements as a reduction of expenses. Prior period amounts have been reclassified.

(b)
Operating expense as a percentage of fee and net interest revenue, computed on a taxable equivalent basis, excluding the second quarter 2001 venture capital fair value adjustments and gains on the sales of securities.

Operating expense decreased 1% (unannualized), in the second quarter of 2002 compared with the first quarter of 2002, primarily reflecting lower incentive expense in the second quarter of 2002, offset in part by higher professional, legal and other purchased services.

Operating expense for the second quarter 2002 was impacted by acquisitions, primarily the July 2001 acquisition of Standish Mellon Asset Management, the November 2001 acquisition of Eagle Investment Systems and the January 2002 acquisition of Unifi Network, and the adoption of Statement of Financial Accounting Standard (FAS) No. 142, which requires that goodwill no longer be amortized. Excluding the effect of acquisitions and the second quarter 2001 amortization of goodwill, operating expense increased 6% in the second quarter of 2002 compared with the second quarter of 2001. The increase reflected, in large part, expenses incurred in support of anticipated business growth.

Operating expense growth	2nd Qtr. 2002 over 1st Qtr. 2002 (unannualized)	2nd Qtr. 2002 over 2nd Qtr. 2001 (annualized) (a)	Six Mo. 2002 over Six Mo. 2001 (annualized) (a)

Operating expense growth	(1)%	6%	7%

(a)	Excludes the effect of acquisitions, and the second quarter 2001 and year-to-date 2001 amortization of goodwill.

Operating expense for the first six months of 2002 totaled $1.532 billion, a $282 million increase compared with the first six months of 2001. Excluding the effect of acquisitions and the first six months of 2001 amortization of goodwill, operating expenses increased 7% in the first six months of 2002 compared with the first six months of 2001, due to expenses incurred in support of anticipated business growth.

Mellon Reports Earnings
July 16, 2002

Income Taxes

The Corporation’s effective tax rate on income from continuing operations, excluding the special provision for credit losses, for the first half of 2002 was 34.2% compared with 34.6% for the first half of 2001, excluding the impact of the amortization of non-tax deductible goodwill in 2001 and excluding the effect of the venture capital fair value adjustment in the second quarter of 2001. It is currently anticipated that the effective tax rate will remain approximately the same for the remainder of 2002.

Provision and Reserves for Credit Exposure

	Quarter ended			Six months ended
(dollar amounts in millions)	June 30, 2002	March 31, 2002	June 30, 2001	June 30, 2002	June 30, 2001

Provision for credit losses	$160	$ 4	$ 1	$164	$(14)

Net credit (losses) recoveries:
Commercial and financial	$ (7)	$ (2)	$(20)	$ (9)	$(21)
Consumer credit	—	(1)	—	(1)	—

Total net credit losses	$ (7)	$ (3)	$(20)	$(10)	$(21)

Annualized net credit losses to average loans	.26%	.15%	.79%	.21%	.42%

Reserve for loan losses (a)(b):	$242	$106	$217
As a percentage of total loans (a)	2.47%	1.11%	2.28%
As a percentage of nonperforming loans (a)	138%	143%	175%
Reserve for unfunded commitments (a)(b)	$ 51	$ 32	$ 19

Total reserve for credit exposure	$293	$138	$236

(a)	At period end.
(b)
In the second quarter of 2002, the Corporation began to record the reserve for commercial loan commitments in a liability account. Previously, any such reserve was included in the reserve for loan losses. Prior period amounts have been reclassified.

The provision for credit losses totaled $160 million in the second quarter of 2002, including a special provision recorded in large part for credit exposure related to customers that have been associated with recent allegations of accounting irregularities. Net credit losses totaled $7 million. Of the special provision, $20 million was recorded in a liability account established for credit exposure resulting primarily from unfunded loan commitments and letters of credit. At June 30, 2002, $51 million was reserved for unfunded commitments, resulting in a total reserve for credit exposure of $293 million at June 30, 2002, compared with $138 million at March 31, 2002, and $236 million at June 30, 2001.

Mellon Reports Earnings
July 16, 2002

Unfunded Commitments To Extend Credit

The following table presents a summary of unfunded commitments to extend credit at June 30, 2002.

Unfunded commitments to extend credit at June 30, 2002 (dollar amounts in millions)

	Unfunded commitments to extend credit
Industry sector (a)	Number of customers (b)	Commitments	Investment grade (c)	Commitment expiration			Memo: Loans
				<1 year	1-5 years	>5 years
Financial institutions	63	$3,446	99%	$2,516	$930	$—	$101
Insurance	70	1,639	100%	978	661	—	164
Electric and gas utilities	66	1,540	99%	1,178	362	—	249
Energy	47	1,289	99%	863	426	—	153
Mutual funds	35	1,263	100%	1,184	79	—	275
Electrical and electronic equipment	49	1,162	90%	564	598	—	293
Capital goods	37	1,071	96%	560	511	—	113
Services	310	884	95%	475	407	2	459
Metals	42	793	95%	369	424	—	84
Media	32	768	91%	337	410	21	340
Telecommunications	8	748	100%	585	163	—	207
Chemicals	34	692	90%	309	383	—	132
Food	25	662	100%	232	430	—	83
Transportation	27	637	100%	397	217	23	92
Scientific and medical equipment	16	620	95%	333	287	—	142
Other commercial and financial	947	3,561	88%	2,079	1,461	21	2,912

Total commercial and financial (d)	1,808	$20,775	96%	$12,959	$7,749	$67	$5,799

Real estate	1,320	667	78%	310	345	12	2,433
Consumer	NM	506	NM	246	201	59	1,587

Total	NM	$21,948	NM	$13,515	$8,295	$138	$9,819

(a)	The industry sectors shown are those that comprise $500 million or more of unfunded commercial and financial commitments.
(b)	Number of customers represents those customers with available commitments.
(c)
Investment grade commitments are those where the customer has a Moody’s long-term rating of Baa3 or better, and/or a Standard and Poor’s long-term rating of BBB- or better, or if unrated, has been assigned an equivalent rating using the Corporation’s internal risk rating. The percentages in the table are based upon the dollar amounts of investment grade commitments as a percentage of the related dollar amount of commitments for each industry sector.

(d)	Includes commercial and financial, lease finance and international loans and commitments.
NM—Not relevant for this disclosure.

Mellon Reports Earnings
July 16, 2002

Nonperforming Assets

(dollar amounts in millions)	June 30, 2002	March 31, 2002	Dec. 31, 2001	June 30, 2001

Nonperforming loans:
Commercial and financial	$160	$69	$56	$121
Consumer credit	4	2	2	2
Commercial real estate	11	3	1	1

Total nonperforming loans	175	74	59	124
Acquired property:
Real estate acquired	1	1	2	3
Other assets acquired	—	—	1	1

Total acquired property	1	1	3	4

Total nonperforming assets	$176	$75	$62	$128

Nonperforming loans as a percentage of total loans	1.78%	.77%	.69%	1.30%
Nonperforming assets as a percentage of total loans and net acquired property	1.79%	.79%	.72%	1.34%
Nonperforming assets as a percentage of Tier I capital plus the reserve for loan losses	7.51%	3.00%	2.30%	4.24%

Nonperforming assets increased $101 million compared with March 31, 2002, and $48 million compared with June 30, 2001. The increase compared with the prior periods resulted from the addition to nonperforming status of a $100 million loan to WorldCom, Inc. Of the $176 million balance of total nonperforming assets at June 30, 2002, $100 million was to WorldCom, Inc. and $39 million was to a California-based electric and natural gas utility company that voluntarily filed for Chapter 11 bankruptcy protection in the second quarter of 2001 as the result of its inability, due to rules in that state governing the industry’s deregulation, to increase rates to levels needed to cover higher costs for power.

Mellon Reports Earnings
July 16, 2002

Selected Capital Data

(dollar amounts in millions, except per share amounts; common shares in thousands)	June 30, 2002		Dec. 31, 2001	June 30, 2001

Total shareholders’ equity	$ 3,271		$ 3,482	$ 3,443
Total shareholders’ equity to assets ratio	9.66%		9.79%	7.92%

Tangible shareholders’ equity (a)	$ 1,636		$ 1,986	$ 2,369
Tangible shareholders’ equity to assets ratio (b)	5.08%		5.84%	5.60%

Tier I capital ratio (c)	7.9%	(d)	8.81%	7.31%
Total (Tier I plus Tier II) capital ratio (c)	12.9%	(d)	13.65%	11.82%
Leverage capital ratio (c)	6.7%	(d)	6.31%	6.28%

Book value per common share	$ 7.52		$ 7.80	$ 7.33
Tangible book value per common share	$ 3.76		$ 4.45	$ 5.04

Closing common stock price per share	$ 31.43		$ 37.62	$ 46.00
Market capitalization	$13,677		$16,798	$21,621
Common shares outstanding	435,151		446,509	470,030

(a)
Includes $24 million, $52 million and $79 million, respectively, of minority interest. In addition, includes $397 million, $299 million and $198 million, respectively, of tax benefits related to tax deductible goodwill and intangible assets.

(b)
Shareholders’ equity plus minority interest and less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The amount of goodwill and intangible assets subtracted from shareholders’ equity and total assets is net of the tax benefit.

(c)	Includes discontinued operations.
(d)	Estimated.

The Corporation’s equity to assets capital ratios at June 30, 2002, compared with June 30, 2001, reflect the positive effect of a smaller balance sheet, offset in part by the effect of common stock repurchases. The improvement in the leverage capital ratio was primarily due to lower average total assets as a result of the completed dispositions. The risk-based capital ratios include discontinued operations.

During the second quarter of 2002, 7.2 million shares of common stock were repurchased at a purchase price of $275 million for an average share price of $38.30 per share. Share repurchases in the first six months of 2002 totaled 14.3 million shares at a purchase price of $539 million for an average share price of $37.70 per share. Common shares outstanding at June 30, 2002, were 16.9% lower than at Dec. 31, 1998, reflecting an 88.7 million share reduction, net of shares reissued primarily for employee benefit plan purposes. This reduction was due to stock repurchases totaling approximately $4.4 billion, at an average share price of $37.36 per share. At June 30, 2002, an additional 8.1 million common shares were available for repurchase under a 25 million share repurchase program authorized by the board of directors in November 2001.

Mellon Reports Earnings
July 16, 2002

Discontinued Operations

Reflected as discontinued operations throughout the Corporation’s financial statements are the results of regional consumer banking, small business banking, and certain middle market banking operations, which were sold to Citizens Financial Group, Inc. (Citizens) in December 2001; the Mellon Leasing Corporation businesses that served mid-to-large corporations and vendors of small ticket equipment, and Mellon Business Credit, which were sold in June 2001; Dreyfus Brokerage Services, which was sold in January 2002; and the disposition in December 2001 of loans and commitments to middle market companies not sold to Citizens. In accordance with generally accepted accounting principles (GAAP), earnings, assets and liabilities of these businesses are shown separately in the income statement and balance sheet, respectively, for all periods presented. Accordingly, all information in this earnings release, including all supplemental information, reflects continuing operations unless otherwise noted.

Gains and Losses on Disposals of Discontinued Operations

The after-tax net gain of $2 million in the second quarter of 2002 primarily resulted from the resolution of sale-related issues that were uncertain at the time of the dispositions. In the first quarter of 2002, the Corporation recorded an additional $3 million after-tax net gain on the Citizens’ transaction. The additional gain primarily resulted from subsequent price adjustments. The $101 million after-tax net loss in the second quarter of 2001 resulted from the sale of the Mellon Leasing Corporation businesses that served mid-to-large and small-ticket leasing businesses, and Mellon Business Credit.

Second Quarter 2001 Operating Results—Continuing Operations

The following table provides a reconcilement of second quarter 2001 and year-to-date 2001 results from continuing operations computed in accordance with GAAP to continuing operations, excluding the $140 million venture capital fair market value adjustments.

	Second quarter 2001		Six months ended 2001
(dollar amounts in millions, per share amounts are diluted)	Amount	Per Share	Amount	Per Share

Income from continuing operations—GAAP	$102	$.21	$301	$.62
Plus after-tax impact of amortization of goodwill from purchase acquisitions	16.04		33.07

Adjusted income from continuing operations	118.25		334.69
Plus venture capital fair market value adjustments, after-tax	91.19		91.19

Adjusted income from continuing operations—operating basis	$209	$.44	$425	$.88
Adjusted return on equity	22.5%		22.2%

Mellon Reports Earnings
July 16, 2002

Impact of New Accounting Standards

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (FAS) No. 141, “Business Combinations,” and FAS No. 142, “Goodwill and Other Intangible Assets.” These standards, among other things, eliminated the pooling of interests method of accounting and require that goodwill no longer be amortized, but goodwill is subject to impairment testing. The effective date for FAS No. 141 was July 1, 2001, and the effective date for FAS No. 142 was Jan. 1, 2002. For acquisitions completed prior to July 1, 2001, existing goodwill was amortized through the end of 2001, after which amortization has ceased. For acquisitions initiated after June 30, 2001, goodwill is not amortized. As required by FAS No. 142, initial testing for goodwill impairment was completed by June 30, 2002, and it was determined that no adjustments for impairment were needed. Results excluding the impact of goodwill amortization in 2001 are shown below.

Adjusted 2001 financial results—excluding the amortization of goodwill in 2001

	Quarter ended			Six months ended
	Reported		Adjusted	Reported	Adjusted
(dollar amounts in millions, except per share amounts; ratios annualized)	June 30, 2002 (a)	March 31, 2002	June 30, 2001	June 30, 2002 (a)	June 30, 2001

Income from continuing operations	$106	$211	$102	$317	$301
Plus after-tax impact of amortization of goodwill from purchase acquisitions:
Goodwill	—	—	15	—	31
Equity method goodwill (b)	—	—	1	—	2

Income from continuing operations	$106	$211	$118	$317	$334
Earnings per share—diluted	$ .24	$ .47	$ .25	$ .71	$ .69
Return on equity	12.6%	24.8%	12.8%	18.8%	17.5%

(a)	Includes a 23 cents per share special provision for credit losses recorded in the second quarter of 2002.
(b)	Relates to the goodwill on equity method investments and joint ventures. The income from these investments is recorded in fee revenue.

Mellon Reports Earnings
July 16, 2002

SUMMARY DATA
Mellon Financial Corporation

	Quarter ended				Six months ended
(dollar amounts in millions, except per share amounts; common shares in thousands)	June 30, 2002	March 31, 2002	June 30, 2001 (a)		June 30, 2002	June 30, 2001 (a)

Continuing operations:
Diluted earnings per share	$.24	$.47	$.25		$.71	$.69
Income from continuing operations	$106	$211	$118		$317	$334
Return on equity	12.6%	24.8%	12.8%		18.8%	17.5%

Net income:
Diluted earnings per share	$.25	$.48	$.17		$.73	$.76
Net income	$109	$216	$79		$325	$370
Return on equity	13.0%	25.4%	8.5%		19.3%	19.3%

Fee revenue as a percentage of fee and net interest revenue (FTE)	86%	86%	85%	(b)	86%	85%	(b)
Trust and investment fee revenue as a percentage of fee and net interest revenue (FTE)	70%	70%	68%	(b)	70%	67%	(b)
Efficiency ratio, excluding amortization of goodwill in 2001	70%	70%	65%	(b)	70%	65%	(b)

Average common shares and equivalents outstanding:
Basic	437,719	443,882	474,555		440,784	478,614
Diluted	441,013	447,623	480,301		444,291	484,790

Average balances

Money market investments	$2,128	$2,536	$2,331		$2,331	$2,515
Trading account securities	748	689	379		718	371
Securities	9,982	9,464	8,513		9,725	8,611

Total money market investments and securities	12,858	12,689	11,223		12,774	11,497
Loans	9,662	9,079	10,068		9,372	10,175
Funds allocated to discontinued operations	246	474	33		360	777

Total interest-earning assets	22,766	22,242	21,324		22,506	22,449
Total assets	33,398	33,035	45,773		33,217	46,979
Deposits	17,918	17,504	16,721		17,713	17,528
Total shareholders’ equity	3,350	3,455	3,735		3,403	3,863

(a)
Second quarter and first six months of 2001 results exclude the after-tax impact of the amortization of goodwill from purchase acquisitions of $16 million, or 4 cents per share and $33 million, or 7 cents per share, respectively for continuing operations, and $24 million, or 5 cents per share and $51 million, or 10 cents per share, respectively, on a net income basis. See page 20 for additional information.

(b)	Ratios were calculated excluding the venture capital fair value adjustments shown in the table on page 19.

Note:	All calculations are based on unrounded numbers. FTE denotes presentation on a fully taxable equivalent basis. Returns are annualized.

Mellon Reports Earnings
July 16, 2002

CONDENSED CONSOLIDATED INCOME STATEMENT
Mellon Financial Corporation

	Quarter ended			Six months ended
(in millions, except per share amounts)	June 30, 2002	March 31, 2002	June 30, 2001 (a)	June 30, 2002	June 30, 2001 (a)

Noninterest revenue
Trust and investment fee revenue	$768	$775	$638	$1,543	$1,256
Cash management revenue	71	68	61	139	114
Foreign currency and securities trading revenue	43	39	47	82	102
Financing-related revenue	38	34	38	72	78
Equity investment revenue	(5)	21	(146)	16	(140)
Other	8	6	13	14	18

Total fee and other revenue	923	943	651	1,866	1,428
Gains on sales of securities	—	—	—	—	—

Total noninterest revenue	923	943	651	1,866	1,428
Net interest revenue
Interest revenue	275	269	345	544	715
Interest expense	123	113	208	236	438

Net interest revenue	152	156	137	308	277
Provision for credit losses	160	4	1	164	(14)

Net interest revenue after provision for credit losses	(8)	152	136	144	291
Operating expense
Staff expense	458	476	366	934	734
Professional, legal and other purchased services	94	83	78	177	153
Net occupancy expense	60	63	53	123	105
Equipment expense	53	56	35	109	73
Amortization of goodwill	—	—	18	—	36
Amortization of intangible assets	4	3	1	7	3
Other expense	91	91	76	182	146

Total operating expense	760	772	627	1,532	1,250

Income
Income from continuing operations before income taxes	155	323	160	478	469
Provision for income taxes	49	112	58	161	168

Income from continuing operations	106	211	102	317	301
Discontinued operations:
Income from operations after tax	1	2	54	3	119
Net gain/loss on disposals after tax	2	3	(101)	5	(101)

Income from discontinued operations (net of applicable tax expense (benefit) of $1, $3, $(4), $4 and $35)	3	5	(47)	8	18

Net income	$109	$216	$55	$325	$ 319

Earnings per share
Continuing operations
Basic	$ .24	$ .48	$.22	$.72	$.63
Diluted	$ .24	$ .47	$.21	$.71	$.62
Net income
Basic	$ .25	$ .49	$.12	$.74	$.67
Diluted	$ .25	$ .48	$.12	$.73	$.66

Continuing operations—excluding goodwill amortization in 2001 (b)
Basic	$ .24	$ .48	$.25	$.72	$.70
Diluted	$ .24	$ .47	$.25	$.71	$.69

(a)
In January 2002, the Corporation began to record customer expense reimbursements as revenue in accordance with a FASB staff announcement. The Corporation had historically reported expense reimbursements as a reduction of expenses. Prior period amounts have been reclassified.

(b)	See page 20 for additional information.

Mellon Reports Earnings
July 16, 2002

CONDENSED CONSOLIDATED BALANCE SHEET
Mellon Financial Corporation

(dollar amounts in millions)	June 30, 2002	Dec. 31, 2001 (a)	June 30, 2001 (a)

Assets
Cash and due from banks	$ 2,813	$ 3,177	$ 2,571
Money market investments	2,277	5,191	2,836
Trading account securities	719	638	280
Securities available for sale	9,515	8,795	9,716
Investment securities (approximate fair value of $670, $786, and $911)	648	768	899
Loans	9,819	8,540	9,521
Reserve for loan losses	(242)	(96)	(217)

Net loans	9,577	8,444	9,304
Premises and equipment	701	631	615
Goodwill	1,954	1,750	1,329
Other intangibles	102	97	22
Assets of discontinued operations	54	1,426	11,272
Other assets	5,506	4,646	4,628

Total assets	$33,866	$35,563	$43,472

Liabilities
Deposits	$19,596	$20,715	$16,185
Short-term borrowings	2,447	1,546	1,821
Other liabilities	2,906	3,611	2,267
Notes and debentures (with original maturities over one year)	4,492	4,045	3,762
Trust-preferred securities	1,006	991	978
Liabilities of discontinued operations	148	1,173	15,016

Total liabilities	30,595	32,081	40,029

Shareholders’ equity
Common stock—$.50 par value Authorized—800,000,000 shares Issued—588,661,920 shares	294	294	294
Additional paid-in capital	1,878	1,870	1,860
Retained earnings	5,268	5,087	4,290
Accumulated unrealized gain (loss), net of tax	56	30	(30)
Treasury stock of 153,511,227; 142,153,053; and 118,632,116 shares at cost	(4,225)	(3,799)	(2,971)

Total shareholders’ equity	3,271	3,482	3,443

Total liabilities and shareholders’ equity	$33,866	$35,563	$43,472

(a)
In the second quarter of 2002, the Corporation began to record the reserve for commercial loan commitments in a liability account. Previously, any such reserve was included in the reserve for loan losses. Prior period amounts have been reclassified.